SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

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9900 Bren Road East, Minnetonka, MN 55343

May 22, 2007

Dear Fellow Shareholder:

As you prepare to cast your votes related to UnitedHealth Group’s proxy statement, I am writing to discuss the proposals and the Company’s views and perspectives on them. First, I urge you to vote for the Company’s proposals for significant changes to its Articles of Incorporation and Bylaws (Proposals 2 to 6). The proposed amendments would:

•	Require a majority vote for election of directors;
•	Provide for the declassification of the Board and the annual election of all directors starting at the 2008 Annual Meeting;
•	Eliminate supermajority provisions for the removal of directors; and
•	Eliminate supermajority provisions related to certain business combinations.

Each of these proposals increases the Board of Directors’ accountability to shareholders. Taken together they are a strong statement of support for shareholders’ voice in the future and direction of the Company.

I also urge you vote against the four proposals put forward by certain shareholder groups (Proposals 8 to 11). We at the Company make these recommendations after careful consideration of the interests of the Company and all its shareholders. As I am sure you know, over the last year we have made extensive steps to enhance corporate governance policies and practices and have substantially strengthened our internal controls. These steps include enhancing Board independence, reducing Director compensation, and creating new executive positions to strengthen administrative oversight. I am pleased to report to you that the success of these efforts has been reflected in the significant increase in the Company’s governance score as measured by Institutional Shareholder Services (ISS). Our current governance practices are superior to 91% of the firms on the S&P 500.

We have also taken notable actions with respect to executive compensation. The Company has discontinued virtually all executive perquisites; I volunteered to have my SERP frozen and there will be no new SERPs for our senior executives; and there is no guaranteed compensation beyond base salary for senior executives. The Company is firmly committed to the principle of pay for performance.

I want to particularly address the CalPERS proposal on shareholder access to the proxy (Proposal 11). We strongly believe that the CalPERS proposal will promote the election of “special interest directors” representing particular groups and generally result in disruptive, divisive, and expensive director elections without any commensurate benefit to shareholders.

We also believe that the proposal is unnecessary. The Company has been actively seeking input - both formal and informal - regarding director candidates. To that end, we formed an innovative Nominating Advisory Committee, made up of major shareholders and leaders from the medical community, to provide feedback on appropriate characteristics of the Board, to suggest director candidates for consideration and to give the Board feedback about specific director candidates.

While we believe CalPERS’ proposal is not in shareholders’ best interest, we have had three face-to-face meetings with representatives of CalPERS to discuss their proposal and our other governance improvements, and we expect to continue this open dialogue with them and other shareholders’ rights groups.

In conclusion, we believe that the changes the Company is proposing to increase accountability of the Board to shareholders are worthy of your approval. We also believe the changes we have recently made in governance and compensation policy fully address three of the four shareholder proposals in the proxy dealing primarily with executive compensation. Finally, we are convinced that CalPERS’ proposal for increased access to director candidates is not in the Company’s or shareholders’ interest and that UnitedHealth Group shareholders already have a strong voice in shaping and guiding the Board.

If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc. at 800-549-6697.1

I thank you for your time and careful consideration of these issues and for your continuing support of UnitedHealth Group.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

[1]

In addition, pages 1 and 9 of the proxy statement should reflect a total number of shares of our common stock issued and outstanding as of April 9, 2007, the record date, of 1,341,568,237. The correct “percent of common stock outstanding” appearing on page 9 for William W. McGuire, M.D. and all of our current executive officers and directors as a group should be 2.34% and 1.66%, respectively.